EXHIBIT 99.1



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             Medical Nutrition USA Appoints Chief Financial Officer
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ENGLEWOOD, NJ -- October 10, 2006. Medical Nutrition USA, Inc., (MDNU.OB) today announced the appointment of Alan Levy as Vice President, Finance and Chief Financial Officer.

"We are extremely pleased to have someone of Alan's competence join our team. His broad business experience and financial leadership will be invaluable as we continue to grow", said Frank A. Newman, Chairman and Chief Executive Officer.

Mr. Levy was most recently a consultant to public and private companies in a variety of industries. He is the former Senior Vice President, Finance, Chief Financial Officer of ATC Healthcare, Inc. where he was responsible for corporate accounting, financial planning, taxes and SEC filings. He was previously Corporate Controller and Chief Accounting Officer for Globix Corp. His prior experience also includes management positions at Del Laboratories Inc., American Institute of Certified Public Accountants and Ernst & Young. Mr. Levy is a Certified Public Accountant and received his Bachelor of Science in Accounting from Long Island University.

"I am excited to join this team and look forward to the company's continued success," Mr. Levy said. "Medical Nutrition has developed an enviable reputation for product innovation and aggressive growth and is very well positioned to be a leader in its industry."

Medical Nutrition USA, Inc (http://www.mdnu.com) develops and distributes products for the nutritionally at risk who are under medical supervision. Its products are used primarily in long-term care facilities, hospitals, dialysis clinics and bariatric clinics. The company's product lines include Pro-Stat(R), Fiber-Stat(TM) and the pbs Nutritional Support System(TM), as well as private label products.



                  This press release contains forward-looking statements that are subject to certain risks and uncertainties. Although we believe that the expectations reflected in any of our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed. Risks and uncertainties that could cause or contribute to such material difference include, but are not limited to, general economic conditions, changes in customer demand, changes in trends in the nursing home, renal care, health food and bariatric surgery markets, changes in competitive pricing for products, and the impact of our competitors' new product introductions. Our future financial condition and results of operations, as well as any forward-looking statements are subject to change and inherent risk and uncertainties. Other important factors that may cause actual results to differ materially from those expressed in forward-looking statements is contained in the Medical Nutrition USA, Inc. Annual Report on Form 10-KSB for the year ended January 31, 2006 as filed with the Securities and Exchange Commission on April 24, 2006 and Form 10-QSB for the second quarter of fiscal year 2007, filed on September 13, 2006.